Exhibit 99.1

River Valley Bancorp
Announces Earnings for the Quarter
Ended March 31, 2012

For Immediate Release
Tuesday April 17, 2012

Madison, Indiana – April 17, 2012– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2012.

Net income for the quarter was $592,270 as compared to $801,961 reported for the quarter ended March 31, 2011. Earnings per share for the quarter ended March 31, 2012 were $0.33 per share. For the same period in 2011, earnings per share were $0.47. For the quarter ended March 31, 2012, return on average assets was 0.59% and the return on average equity was 7.11%, which compares to 0.83% and 10.01%, respectively, for the period ended March 31, 2011.

The quarterly results reflect higher costs of holding and disposing of real estate owned, higher operating expenses, including salaries and benefits, payments made on behalf of delinquent customers to third parties, and announced acquisition costs that are expensed as incurred. The Corporation recorded a net increase of $243,000 in losses associated with the sale and write-down of properties acquired through foreclosure. The Corporation also expensed $110,000 in payments associated with delinquent loan properties (property taxes, forced placed insurance, etc.). Salaries and benefit expenses were higher primarily with the addition of key lending and wealth management personnel. The totality of higher expenses was partially offset with modestly higher net interest margins and lower provision for federal income taxes.

Assets totaled $404.4 million as of March 31, 2012, an increase of $17.4 million from the balance reported on March 31, 2011 or a $2.2 million decrease from the balance reported as of December 31, 2011. Net loans, including loans held for sale, were $250.6 million as of March 31, 2012, a decrease of $10.0 million from $260.6 million as of March 31, 2011 and a decrease of $2.6 million from December 31, 2011. Deposits totaled $302.6 million as of March 31, 2012, an increase of $14.0 million from March 31, 2011, and a decrease of $2.6 million from the amount reported as of December 31, 2011.

“If not for costs associated with foreclosure and related disposition costs, we would be having a record quarter for profitability. Unfortunately, the foreclosure process is extremely slow and expensive, but we truly believe we are near the end of the cycle. New delinquencies can best be described as very modest, and are reminiscent of periods prior to the Great Recession,” stated Matthew P. Forrester, President of River Valley Bancorp. The CEO further added, “We are excited about the previously announced acquisition of Dupont State Bank. That transaction, which should close in the second quarter of 2012, not only adds two adjacent counties to our customer base, but also affords us the economy of scale that is necessary in this day of limited revenue sources. This transaction, in concert with an improving economy, is expected to improve earnings in future quarters.”

Total delinquency, defined as loans over 30 days past due as a percentage of total loans, was 3.13% for the period ended March 31, 2012. That same calculation was 3.78% as of March 31, 2011 and 4.28% as of December 31, 2011. Non-performing loans to total loans were 3.61% as of March 31, 2012 as compared to 2.97% as of March 31, 2011 and 3.90% at December 31, 2011. As indicated by the percentages, longer term delinquency (over 90 days) makes up all but 0.55% of the delinquency as of March 31, 2012.

Equity as of March 31, 2012 was $33.1 million, or 8.19% expressed as a percentage of assets. The Bank comfortably exceeds the three regulatory capital standards designated as “well capitalized.” Book value per share, including preferred shares, of River Valley Bancorp stock was $21.80 as of March 31, 2012.

The last reported trade of “RIVR” stock on April 16, 2012 was at $16.25.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	3 Months Ended	Year Ended
	3-31-2012	3-31-2011	12-31-2011

Assets	$404,375	$387,034	$406,643
Net Loans, including loans held for sale (net of ALL)	250,557	260,639	253,183
Allowance for Loan Losses (ALL)	3,872	3,708	4,003
Deposits	302,601	288,630	305,226
Borrowings and Advances	65,217	62,217	62,217
Stockholders’ Equity	33,131	32,281	32,957

Total Interest Income	$4,380	$4,540
Total Noninterest Income	882	915
Interest Expense	1,310	1,475
Noninterest Expense	2,764	2,444
Provision for Loan Losses	474	474
Taxes	122	260
Net Income	592	802

ROAA	0.59%	0.83%
ROAE	7.11%	10.01%
Earnings per Share	$0.33	$0.47
Diluted Earnings per Share	$0.33	$0.47

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949